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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                     CONTACT:  LES VAN DYKE
                                                    DIRECTOR, INVESTOR RELATIONS
                                                                  (281) 492-5370


                    DIAMOND OFFSHORE DRILLING, INC. ANNOUNCES
                     PRICING OF $250 MILLION OF SENIOR NOTES

Houston, Texas, June 9, 2005 -- Diamond Offshore Drilling, Inc. (NYSE:DO) today reported the pricing of $250 million principal amount of the Company's 4.875% senior unsecured notes due July 1, 2015. The notes were offered at 99.785%% of the principal amount. Closing of the transaction is scheduled for June 14, 2005, subject to customary closing conditions. The Company intends to use the net proceeds from the sale of the notes for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Diamond Offshore provides contract drilling services to the energy industry around the globe and is a leader in deepwater drilling. The Company's fleet of 45 offshore drilling rigs consists of 30 semisubmersibles, 14 jack-ups and one drillship.

Statements in this press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, general economic and business conditions, casualty losses, industry fleet capacity, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.


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